EXHIBIT 99.1

ADAMS RESPIRATORY THERAPEUTICS REPORTS
FISCAL 2006 THIRD QUARTER FINANCIAL RESULTS
     Excellent financial performance driven by strong market penetration of the Mucinex® franchise
Third Quarter Financial Highlights:
•	Net sales increased 29% to $76.0 million.

•	Pretax income increased 13% to $27.6 million.

•	Income per diluted share increased to $0.46, including a one-time pretax charge of $1.5 million or $0.03 per diluted share recorded in connection with moving the corporate headquarters.
Other Highlights:
•	Mucinex® franchise gained nearly 4 market share points during the 2005-2006 cough/cold season and became the No. 2 product in the cough/cold/allergy/sinus category, according to Information Resources Inc. (IRI) weekly consumption data thru Mar. 19, 2006, and monthly brand data for the 12-weeks ended Mar. 19, 2006.

•	Launched a new advertising campaign for Mucinex® D on Feb. 23, targeting sufferers of congested allergies. Initial consumer response to Mucinex® D is encouraging.

•	Commenced Phase IIb clinical program for erdosteine in late March.

•	Made solid progress in manufacturing and increased production.

•	Relocated Adams’ corporate headquarters in April 2006 to a larger facility in Chester, N.J.

•	Initiated plans for a sales force expansion to be completed in July 2007.
CHESTER, N.J. (May 11, 2006) – Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) today announced financial results for the fiscal third quarter ended Mar. 31, 2006.
Commenting on the results for the quarter, Michael J. Valentino, president & CEO said, “This has been a quarter of excellent financial performance driven by strong market penetration of the Mucinex® franchise. Successful execution in the marketplace was also a key contributor. We made solid progress in manufacturing and increased production at a newly qualified Cardinal facility in Winchester, KY. This allowed us to produce and ship product in excess of our previously stated topline guidance of between $72 and $75 million for the fiscal 2006 third quarter. We also successfully started to penetrate the allergy category with Mucinex® D during the quarter, despite new regulatory constraints that restrict access and limit secondary product placement at retail. As expected during the quarter, we also initiated a Phase IIb clinical program for erdosteine, a unique mucoregulator compound.”

Valentino added, “Key drivers of our success during the third quarter include a nearly 4 point gain in market share for the Mucinex® franchise during the cough/cold season, resulting from strong retail consumption. We started this year’s season with about a 5 percent share of the cough/cold/allergy/ sinus market at the end of October and ended the season in March with almost a 9 percent market share. In addition, the Mucinex® franchise catapulted to the No. 2 brand in the entire category, ahead of all but one major brand name competitor. This outstanding brand performance during one season is truly remarkable and reinforces our unique and synergistic marketing approach – combining the right mix of consumer advertising and professional promotion. We have our sights set on becoming the No. 1 brand in the category through continued strong consumer response, driven by excellent marketing and retail execution.”
Third Quarter Financial Results
Net sales for the quarter were $76.0 million, an increase of 29 percent from $59.0 million in the third quarter of fiscal 2005, benefiting from strong market penetration of the Mucinex® franchise. During the quarter, Adams made solid progress in increasing production, as evidenced by a $9 million sequential reduction in the backorder to $11 million at March 31, 2006.
The Company’s gross margin was 78.7 percent for the fiscal 2006 third quarter, compared to 80.8 percent in the prior-year period. The gross margin decline was primarily due to a year-over-year change in product mix, including sales of lower-margin products and products packaged in display units. Compared to the December 2005 quarter, there was a slight improvement in the gross margin due primarily to differences in product mix, including lower end-of-season display activity.
Pretax income increased 13 percent to $27.6 million in the fiscal 2006 third quarter from $24.6 million in the prior-year period. Income per diluted share in the third quarter was $0.46, including a one-time pretax charge of $1.5 million or $0.03 per diluted share recorded in connection with moving the corporate headquarters.
This compares to a loss of ($1.67) per diluted share in the fiscal 2005 third quarter, which included the accretion of preferred stock which was converted into common stock upon the Company’s initial public offering in July 2005. As previously disclosed in a press release on Apr. 26, 2006, Adams relocated its corporate headquarters to a larger facility in Chester, N.J.
Product Sales
Total net sales of the Mucinex® franchise of guaifenesin-based extended-release bi-layer tablet products were $74.8 million in the fiscal 2006 third quarter. Net sales of single-ingredient Mucinex® (600 mg guaifenesin) grew 20 percent in the quarter to $51.9 million from sales of $43.4 million in the fiscal 2005 third quarter. Net sales of Mucinex® DM (600 mg guaifenesin/30 mg dextromethorphan HBr) increased 28 percent in the quarter to $18.3 million from $14.2 million in the prior-year period. Mucinex® D (600 mg guaifenesin/60 mg pseudoephedrine HCl), launched in late October 2005, recorded net sales of $4.7 million.

In late March, Adams introduced the first of its three maximum-strength extended-release guaifenesin-based products, under the Humibid® brand name. Net sales of single-ingredient Humibid® (1200 mg guaifenesin) were $1.2 million in the 2006 fiscal third quarter, reflecting initial pipeline shipments to customers. The professional marketing campaign for Humibid® will commence before the next cough/cold season.
Adams experienced remarkable gains in market share for the Mucinex® franchise during the 2005-2006 cough/cold season driven by consumer advertising and professional promotion. Product sales also benefited from the launch of Mucinex® D for the treatment of nasal congestion and sinus pressure in October 2005. A separate advertising campaign for Mucinex® D was launched on Feb. 23, 2006, targeting sufferers of congested allergies.
According to market research sponsored by Adams, consumer awareness of the Mucinex® brand has grown significantly as a result of the Company’s combined consumer and professional marketing efforts. In a recent survey, Total Brand Awareness of Mucinex® reached a peak-season high of 68 percent for the four weeks ending Feb. 4, 2006, nearly double the pre-season Total Brand Awareness of 36 percent, measured in early October 2005, at the beginning of the cough/cold season.
Business Outlook
•	Adams continues to execute its plan for a 25 percent increase in advertising expenditures during fiscal 2006 to $35 million from $28 million in fiscal year 2005. During fiscal year 2006, the Company produced and launched several new advertising campaigns, including “Married to Mucus,” which introduced Mrs. Mucus™; a separate campaign for Mucinex® D called “Dance to the Mucus,” commenced in late February 2006, in advance of the spring allergy season.

•	In fiscal 2007, Adams expects to spend approximately $50 million in advertising expenditures to support its flagship Mucinex® brand. This expense includes plans for a separate advertising campaign for the new Mucinex® pediatric line of products, to be launched during the fiscal 2007 first quarter.

•	On May 1, 2006, Adams announced that it plans to add approximately 25 new representatives to its existing 100-person field force early in fiscal year 2007. The incremental sales force expansion will enable Adams to achieve more national reach and greater frequency of product details to healthcare professionals across the United States. The new sales representatives will also support the planned introduction of new products. They are expected to be hired, trained and deployed by July 15, 2006.

•	Adams announced the initiation of the erdosteine Phase IIb clinical program on March 30, 2006. The Company had originally committed $9 million for the U.S. clinical development program in fiscal 2006. The Company now expects to spend about $5 million this fiscal year for the erdosteine clinical program, due to the timing of the start of the trial. Fiscal year to date, Adams has spent about $2.5 million related to erdosteine, including $650,000 in milestone payments.

•	In the fiscal 2007 first quarter, Adams expects the remaining $4 million in clinical expenses to be incurred plus additional costs associated with the Phase IIb erdosteine program. In total, the Company may spend in the range of $10 to $15 million in fiscal 2007 related to the U.S. clinical development program for erdosteine.

•	As previously disclosed, Adams is currently developing three products that utilize the Company’s 12-hour patent protected technology platform in combination with other respiratory ingredients. The first of these combination products has completed clinical development and Adams is expected to file a New Drug Application, or NDA, with the Food and Drug Administration by the end of calendar year 2006. The second guaifenesin platform combination product has entered clinical development and the third product is in the product development stage.

•	In March 2006, Adams initiated a trade launch for the first of its three maximum-strength extended-release bi-layer tablet product under the Humibid® brand name. The Company expects to launch its two other maximum-strength combination formulations in fiscal 2007. These products will be positioned for sale from behind the pharmacy counter as a professional brand. Adams plans to drive consumption of these products through the physician and does not intend to develop consumer advertising for the Humibid® line of products.

•	During the first half of fiscal 2007, Adams plans to enter the $300-plus million pediatric segment with a new line of 4 immediate-release guaifenesin-based products under the Mucinex® brand name. These products will include both liquids and a new proprietary delivery system called Mucinex® Mini-Melts™.

•	Adams expects to further improve its production capacity and to be able meet actual consumption demand by the end of fiscal 2006. The Company is already building strategic inventory in advance of the next cough/cold season.

•	Effective July 1, 2006, Adams will institute an approximate 4 percent price increase across the Mucinex® franchise. The price increase is intended to offset an anticipated increase in production raw material costs from the Company’s third party suppliers.
Fiscal Third Quarter 2006 Conference Call and Webcast
Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) is scheduled to announce its sales and earnings results for the fiscal third quarter of 2006 on Thursday, May 11, 2006, before the market opens. At 9:00 a.m. (EDT) on that day, Adams will conduct a conference call to review the fiscal third quarter results. Michael J. Valentino, president and CEO, and David P. Becker, executive vice president, CFO and treasurer, will host the conference call.
To listen live to the call, dial 1-877-669-8882 or 1-706-758-9391. A replay of the call will be available starting at approximately 12 p.m. on May 11 through 5 p.m. on May 18. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID# 8412031.
A live audio webcast of the conference call also will be available by going to the Investor Relations section of Adams web site, http://www.adamsrt.com. A replay of the webcast will be available starting at approximately 11 a.m. on May 11 through 5 p.m. on June 12.
PLEASE NOTE: A slide presentation to accompany the audio webcast of the conference call will be available by going to the Investor Relations/News and Events section of Adams web site, http://www.adamsrt.com.

About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
Forward-Looking Statements
This press release contains certain “forward-looking” statements, including the Company’s ability to improve production capacity and sales; the Company’s plans to increase marketing and retail efforts, expand advertising, and increase the size of its sales force; the Company’s ability to broaden its geographic reach and frequency of product details and support the introduction of new products; the Company’s spending on the erdosteine clinical program; the development and launch of new products; and the Company’s implementation of price increases. Such forward-looking statements can be identified by the words “plan,” “will,” “intend,” “expect,” and similar expressions and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, among others, the Company’s ability to: recruit and retain sales force personnel, increase expenditures on advertising and marketing, introduce new products and commercialize existing products, conduct clinical trials; and other risk factors set forth under the headings “Cautionary Note Regarding Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Adams’ Rule 424(b)(4) Prospectus filed with the SEC on December 9, 2005 and under Item 1A. Risk Factors in Adams’ Quarterly Report on Form 10-Q for the period ended December 31, 2005. Except to the extent required by applicable securities laws, Adams is not under any obligation to (and expressly disclaims any such obligation to) update its forward-looking statements, whether as a result of new information, future events, or otherwise. All statements contained in this press release are made only as of the date of this presentation.
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Investor/Media Contact: Janet M. Barth (908) 879-2428
Source: Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT)

Adams Respiratory Therapeutics, Inc.
Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
	(unaudited)
Net sales	$76,002	$59,038	$186,266	$121,059
Cost of goods sold	16,166	11,326	38,607	24,676

Gross margin	59,836	47,712	147,659	96,383

Selling, marketing & administrative	28,440	21,903	74,002	52,671
Product development	3,837	1,459	11,359	4,518
Other, net	(80)	(200)	(2,868)	(442)

	32,197	23,162	82,493	56,747

Income before income taxes	27,639	24,550	65,166	39,636
Provision for income taxes	10,696	9,756	25,169	15,614

Net income	16,943	14,794	39,997	24,022
Accretion of preferred stock	—	(24,999)	—	(150,577)

Net income/(loss) applicable to common stockholders	$16,943	$(10,205)	$39,997	$(126,555)

Income/(loss) per common share
Basic	$0.49	$(1.67)	$1.25	$(21.23)
Diluted	$0.46	$(1.67)	$1.12	$(21.23)
Weighted-average of common shares used in income/(loss) per share calculation
Basic	34,355	6,120	31,884	5,962
Diluted	36,759	6,120	35,653	5,962